Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GOLDMAN SACHS PRIVATE CREDIT CORP.,

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II, and

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Dated as of July 11, 2025

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(continued)

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(continued)

-iii-

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2025 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, this “Agreement”), among Goldman Sachs Private Credit Corp., a Delaware corporation (“GSCR”), Goldman Sachs Middle Market Lending Corp. II, a Delaware corporation (“MMLC II”) and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (the “Adviser”).

RECITALS

A. Each of GSCR and MMLC II has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and Adviser is the investment adviser of each of GSCR and MMLC II.

B. Upon the terms and subject to the conditions set forth in this Agreement, GSCR and MMLC II intend to merge MMLC II with and into GSCR (the “Merger”), with GSCR as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

C. The Board of Directors of MMLC II (the “MMLC II Board”), upon the recommendation of a committee of the MMLC II Board comprised solely of Independent Directors of MMLC II (the “MMLC II Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of MMLC II and its existing stockholders and (y) as of the Determination Date, the interests of MMLC II’s existing stockholders will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) directed that this Agreement be submitted to MMLC II’s stockholders for adoption, and (iv) resolved to recommend that the stockholders of MMLC II adopt this Agreement.

E. The Board of Directors of GSCR (the “GSCR Board”), upon the recommendation of a committee of the GSCR Board comprised solely of Independent Directors of GSCR (the “GSCR Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of GSCR and its existing stockholders and (y) as of the Determination Date, the interests of GSCR’s existing stockholders will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions and (ii) approved this Agreement, the Transactions, and the proposed consideration payable in the Merger.

F. The parties hereto desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, MMLC II shall merge with and into GSCR, and the separate corporate existence of MMLC II shall cease. GSCR shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Delaware.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties hereto (the “Closing Date”).

1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger with respect to the Merger (the “Certificate of Merger”) that shall be filed with, and accepted for record by, the Secretary of State of the State of Delaware (the “DE SOS”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.5 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GSCR or MMLC II or the holder of any securities of any of such party:

(a) each share of common stock, par value $0.001 per share, of MMLC II (“MMLC II Common Stock”) issued and outstanding immediately prior to the Effective Time, except for the Canceled Shares and Appraisal Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, in cash, subject to the terms and conditions of this Agreement, without interest, the MMLC II Per Share Cash Amount (the “Merger Consideration”);

(b) all of the shares of MMLC II Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each such share of MMLC II Common Stock shall thereafter represent only the right to receive the Merger Consideration; and

(c) all of the shares of MMLC II Common Stock issued and outstanding immediately prior to the Effective Time that are owned by GSCR, MMLC II or any of their Consolidated Subsidiaries and all other shares of capital stock of MMLC II shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Canceled Shares”); and

(d) each share of common stock, par value $0.001 per share, of GSCR (“GSCR Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of GSCR Common Stock.

1.6 Organizational Documents. At the Effective Time, the certificate of incorporation of GSCR as in effect immediately prior to the Effective Time shall be the certificate of incorporation of GSCR, as the surviving company in the Merger, as of the Effective Time, and the bylaws of GSCR as in effect immediately prior to the Effective Time shall be the bylaws of GSCR, as the surviving company in the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such certificate of incorporation and bylaws, as applicable.

1.7 Post-Merger Governance. Subject to applicable law, the officers of GSCR immediately prior to the Effective Time shall be the officers of GSCR immediately after consummation of the Merger and shall hold office until their respective successors are duly elected and qualify, or until their earlier death, resignation or removal.

1.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, the shares (the “Appraisal Shares”) of MMLC II Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of MMLC II Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 1.5, but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 1.5, less any applicable Tax withholding, and shall no longer be Appraisal Shares. MMLC II shall give prompt written notice to GSCR of any demands received by MMLC II for appraisal of any shares of MMLC II Common Stock, any withdrawals of demands for appraisal of any shares of MMLC II Common Stock and any other documents sent to MMLC II pursuant to Section 262, and GSCR shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. MMLC II shall not, without the prior written consent of GSCR (including the consent of the GSCR Special Committee), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Effective Time, GSCR shall not, except with the prior written consent of MMLC II, require MMLC II to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II

MERGER CONSIDERATION

2.1 Paying Agent. Prior to the Effective Time, GSCR shall appoint GSCR’s transfer agent or other bank or trust company to act as paying agent (the “Paying Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of GSCR and MMLC II. Promptly following the Effective Time, GSCR shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration in accordance with Section 2.2. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Consideration Fund.”

2.2 Delivery of Merger Consideration.

(a) Each holder of record at the Effective Time of shares of MMLC II Common Stock (other than the Canceled Shares and the Appraisal Shares) that were converted into the right to receive the Merger Consideration pursuant to Section 1.5 shall, promptly after the Effective Time, be entitled to receive the Merger Consideration. The Consideration Fund shall not be used for any purpose other than the purposes provided for in the immediately preceding sentence.

(b) No holder of record of Book-Entry Shares shall be required to deliver a certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Company or GSCR shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time to each such holder of record as of the Effective Time), the Merger Consideration, less any applicable Tax withholding, per Book-Entry Share to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

2.3 No Further Ownership Rights. All Merger Consideration paid by GSCR in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to MMLC II Common Stock in respect of which such amounts were paid. From and after the Effective Time, the stock transfer books of MMLC II shall be closed, and there shall be no further transfers on the stock transfer books of MMLC II of the shares of MMLC II Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.4 Net Asset Value Calculation.

(a) MMLC II shall deliver to GSCR a calculation of the net asset value of MMLC II as of a date mutually agreed between GSCR and MMLC II, such date to be no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated by Adviser on behalf of MMLC II in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), used by Adviser in preparing the calculation of the last quarterly net asset value per share of MMLC II Common Stock prior to the Effective Time (with an accrual for any dividend declared by MMLC II and not yet paid) (the “Closing MMLC II Net Asset Value”); provided that Adviser shall update the calculation of the Closing MMLC II Net Asset Value in the event that the Closing is subsequently delayed or there is more than a de minimis change to the Closing MMLC II Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing MMLC II Net Asset Value is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the MMLC II Board, including the MMLC II Special Committee, shall be required to approve, and Adviser shall certify in writing to GSCR, the calculation of the Closing MMLC II Net Asset Value.

(b) In connection with preparing the calculation provided pursuant to Section 2.4(a), Adviser will use the portfolio valuation methods approved by the MMLC II Board (including a majority of the Independent Directors of MMLC II) for valuing the securities and other assets of MMLC II under Rule 2a-5 promulgated under the Investment Company Act as of the date of this Agreement, except as expressly set forth above in Section 2.4(a) or otherwise agreed by the MMLC II Board (including the MMLC II Special Committee).

(c) Adviser agrees to give GSCR, MMLC II and each of their Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to Section 2.4(a) and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by Adviser or its Affiliates.

2.5 Termination of Consideration Fund. Any portion of the Consideration Fund that remains undistributed to former stockholders of MMLC II as of the twelve (12) month anniversary of the date of the Effective Time may be paid to GSCR, upon GSCR’s written demand to the Paying Agent. In such event, any holder of shares of MMLC II Common Stock who have not theretofore complied with any applicable requirements to receive Merger Consideration shall thereafter look only to GSCR with respect to such Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of GSCR, MMLC II, the Surviving Company, the Paying Agent or any other Person shall be liable to any former holder of shares of MMLC II Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.6 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, GSCR or the Paying Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of MMLC II Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MMLC II

Except with respect to matters that have been Previously Disclosed, MMLC II hereby represents and warrants to GSCR that:

3.1 Corporate Organization.

(a) MMLC II is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. MMLC II has the requisite corporate power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not have a MMLC II Material Adverse Effect. MMLC II has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the certificate of incorporation of MMLC II (the “MMLC II Charter”) and the bylaws of MMLC II (the “MMLC II Bylaws”), each as in effect as of the date of this Agreement, have previously been publicly filed by MMLC II.

(c) The Consolidated Subsidiary of MMLC II (i) is duly incorporated or duly formed, as applicable to such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not reasonably be expected to have a MMLC II Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital stock of MMLC II consists of (i) 200,000,000 shares of MMLC II Common Stock, of which 23,959,371 were outstanding as of the close of business on July 10, 2025 (the “MMLC II Capitalization Date”) and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of MMLC II (“MMLC II Preferred Stock”), of which no shares were outstanding as of the close of business on the MMLC II Capitalization Date. All of the issued and outstanding shares of MMLC II capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to MMLC II attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of MMLC II may vote (“Voting Debt”) is issued or outstanding. As of the MMLC II Capitalization Date, MMLC II does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of MMLC II capital stock, Voting Debt or any other equity securities of MMLC II or any securities representing the right to purchase or otherwise receive any shares of MMLC II capital stock, Voting Debt or other equity securities of MMLC II. There are no obligations of MMLC II or its Consolidated Subsidiary (i) to repurchase, redeem or otherwise acquire any shares of MMLC II capital stock, Voting Debt or any equity security of MMLC II or its Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of MMLC II capital stock, Voting Debt or any other equity security of MMLC II or its Consolidated Subsidiary or (ii) pursuant to which MMLC II or its Consolidated Subsidiary is or could be required to register shares of MMLC II’s capital stock or other securities under the Securities Act. All of the MMLC II capital stock sold has been sold pursuant to private placements exempt from the registration requirements of the Securities Act and in material compliance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b) All of the issued and outstanding shares of capital stock or other equity securities of the Consolidated Subsidiary of MMLC II are owned by MMLC II, directly or indirectly, free and clear of any Liens, and all of such shares or equity securities are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. The Consolidated Subsidiary of MMLC II has not or is not bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

3.3 Authority; No Violation.

(a) MMLC II has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee). The MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of MMLC II and its existing stockholders and (B) as of the Determination Date, the interests of MMLC II’s existing stockholders will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) directed that this Agreement be submitted to MMLC II’s stockholders for adoption at a duly held meeting of such stockholders (the “MMLC II Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of MMLC II adopt this Agreement (such recommendation, the “MMLC II Board Recommendation”). Except for receipt of the affirmative vote of the holders of a majority of all outstanding shares of MMLC II Common Stock entitled to vote to adopt this Agreement at a duly held meeting of MMLC II stockholders (the “MMLC II Requisite Vote”), the Merger and the Transactions have been authorized by all necessary corporate action on the part of MMLC II. This Agreement has been duly and validly executed and delivered by MMLC II and (assuming due authorization, execution and delivery by GSCR, and Adviser) constitutes the valid and binding obligation of MMLC II, enforceable against MMLC II in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by MMLC II, nor the consummation by MMLC II of the Transactions, nor performance of this Agreement by MMLC II, will (i) violate any provision of the MMLC II Charter or the MMLC II Bylaws, or (ii) assuming that the consents, approvals, filings and registrations referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to MMLC II or its Consolidated Subsidiary or (B) except as set forth on Section 3.3(b) of the MMLC II Disclosure Schedule, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of MMLC II or its Consolidated Subsidiary under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which MMLC II or its Consolidated Subsidiary is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole. Section 3.3(b) of the MMLC II Disclosure Schedule sets forth, to MMLC II’s knowledge, any material consent fees payable by MMLC II or its Consolidated Subsidiary to a third party in connection with the Merger.

3.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by MMLC II of the Merger and the Transactions, except for (i) the filing with the SEC of a Proxy Statement, in definitive form, (ii) the filing of the Certificate of Merger with and the acceptance for the record of such certificates by the DE SOS in respect of the Merger, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not have a MMLC II Material Adverse Effect.

3.5 Reports.

(a) MMLC II has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2022 (the “MMLC II Applicable Date”) with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the MMLC II Applicable Date, including any amendments thereto, the “MMLC II SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary taken as a whole. To MMLC II’s knowledge, no MMLC II SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To MMLC II’s knowledge, all MMLC II SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. The Consolidated Subsidiary of MMLC II is not required to make any filing with the SEC.

(b) Neither MMLC II nor its Consolidated Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to MMLC II’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of GSCR or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has MMLC II or its Consolidated Subsidiary been advised in writing or, to the knowledge of MMLC II, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) MMLC II has made available to GSCR all material correspondence with the SEC since the MMLC II Applicable Date and, as of the date of this Agreement, to the knowledge of MMLC II (i) there are no unresolved comments from the SEC with respect to the MMLC II SEC Reports or any SEC examination of MMLC II and (ii) none of the MMLC II SEC Reports is subject to any ongoing review by the SEC.

3.6 MMLC II Financial Statements.

(a) The consolidated financial statements, including the related consolidated schedules of investments, of MMLC II and its Consolidated Subsidiary included (or incorporated by reference) in the MMLC II SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of MMLC II and its Consolidated Subsidiary for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to MMLC II’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. PricewaterhouseCoopers LLP (“PwC”), MMLC II’s independent registered public accountant, has not resigned, threatened resignation or been dismissed as MMLC II’s independent public accountant as a result of or in connection with any disagreements with MMLC II on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited consolidated statements of assets and liabilities of MMLC II as of December 31, 2024 included in the audited consolidated financial statements set forth in MMLC II’s annual report on Form 10-K for the year ended December 31, 2024 (the “MMLC II Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2024, (C) liabilities incurred in connection with this Agreement and the Transactions, and (D) liabilities that would not have a MMLC II Material Adverse Effect, neither MMLC II nor its Consolidated Subsidiary has any liabilities that would be required to be reflected or reserved against in the MMLC II Balance Sheet in accordance with GAAP.

(c) Neither MMLC II nor its Consolidated Subsidiary is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MMLC II and its Consolidated Subsidiary in the MMLC II SEC Reports.

(d) Since the MMLC II Applicable Date, (i) neither MMLC II nor its Consolidated Subsidiary nor, to the knowledge of MMLC II, any director, officer, auditor, accountant or representative of MMLC II or its Consolidated Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MMLC II or its Consolidated Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that MMLC II or its Consolidated Subsidiary has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act), and (ii) no attorney representing MMLC II or its Consolidated Subsidiary, whether or not employed by MMLC II or its Consolidated Subsidiary, has reported evidence of a material violation of securities laws, breach of duty or similar violation by MMLC II or any of its directors, officers or agents to the MMLC II Board or any committee thereof or to any director or officer of MMLC II.

(e) Neither MMLC II nor its Consolidated Subsidiary is a party to any off-balance sheet arrangement with respect to MMLC II (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f) To MMLC II’s knowledge, since the MMLC II Applicable Date, PwC, which has expressed its opinion with respect to the financial statements of MMLC II and its Consolidated Subsidiary included in the MMLC II SEC Reports (including the related notes), has, for the period it has served as MMLC II’s independent accounting firm, been (i) “independent” with respect to MMLC II and its Consolidated Subsidiary within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g) The principal executive officer and principal financial officer of MMLC II have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and MMLC II is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(h) MMLC II has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by MMLC II in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to MMLC II’s management as appropriate to allow timely decisions regarding required disclosure and to allow MMLC II’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) MMLC II’s management, with the participation of MMLC II’s principal executive and financial officers, has completed an assessment of the effectiveness of MMLC II’s internal controls over financial reporting for the fiscal year ended December 31, 2024 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that MMLC II maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, using the framework specified in MMLC II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the MMLC II Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of MMLC II’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for MMLC II’s auditors any material weaknesses in internal controls; and

(iv) provided to GSCR true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the MMLC II Board that have been made in writing from the MMLC II Applicable Date through the date of this Agreement, and will promptly provide to GSCR true, complete and correct copies of any such disclosures that are made after the date of this Agreement.

(i) The fair market value of MMLC II’s investments as of December 31, 2024 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurement (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the MMLC II Board.

(j) To MMLC II’s knowledge, there is no fraud or suspected fraud affecting MMLC II involving management of MMLC II or employees of Adviser who have significant roles in MMLC II’s internal control over financial reporting, when such fraud could have a material effect on MMLC II’s consolidated financial statements.

3.7 Broker’s Fees. Neither MMLC II nor its Consolidated Subsidiary nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the Transactions, other than to Truist Securities, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to GSCR.

3.8 Absence of Changes or Events. Since December 31, 2024, except as (a) set forth in Section 3.8 of the MMLC II Disclosure Schedule, or (b) expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of MMLC II and its Consolidated Subsidiary has been conducted in the ordinary course of business, (c) there has not been any Effect that would have a MMLC II Material Adverse Effect and (d) there has not been any material action that, if it had been taken after the date of this Agreement, would have required the consent of GSCR under Section 6.1 or 6.2.

3.9 Compliance with Applicable Law; Permits.

(a) Each of MMLC II and its Consolidated Subsidiary is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act, the Exchange Act and ERISA, other than as would not have a MMLC II Material Adverse Effect. MMLC II has not received any written or, to MMLC II’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary s, taken as a whole. MMLC II is, and was, fully qualified to sell shares of MMLC II capital stock in each jurisdiction in which such shares were registered and sold, other than as would not have a MMLC II Material Adverse Effect.

(b) MMLC II is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not have a MMLC II Material Adverse Effect.

(c) MMLC II has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) promulgated under the Investment Company Act. There have been no “Material Compliance Matters” for MMLC II, as such term is defined in Rule 38a-1(e)(2) promulgated under the Investment Company Act, other than those that have been reported to the MMLC II Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole.

(d) Each of MMLC II and its Consolidated Subsidiary holds and is in compliance with all Permits required in order to permit MMLC II and its Consolidated Subsidiary to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole. MMLC II has not received any written or, to MMLC II’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of MMLC II has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of MMLC II, threatened that would result in any such disqualification.

(f) The minute books and other similar records of MMLC II maintained since the MMLC II Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of MMLC II, the MMLC II Board and any committees of the MMLC II Board.

3.10 MMLC II Information. None of the information supplied or to be supplied by MMLC II for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto, is first distributed to stockholders of MMLC II or at the time of the MMLC II Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by MMLC II with respect to information supplied by GSCR or Adviser expressly for inclusion or incorporation by reference in the Proxy Statement.

3.11 Taxes and Tax Returns.

(a) MMLC II and its Consolidated Subsidiary have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of MMLC II or its Consolidated Subsidiary has been examined by the Internal Revenue Service or any successor agency (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon MMLC II or its Consolidated Subsidiary for which MMLC II does not have reserves that are adequate under GAAP. Neither MMLC II nor its Consolidated Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MMLC II and its Consolidated Subsidiary). Neither MMLC II nor its Consolidated Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by MMLC II or any of its Consolidated Subsidiary. Neither MMLC II nor its Consolidated Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If MMLC II or its Consolidated Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) MMLC II made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). MMLC II has qualified as a RIC at all times since the beginning of its taxable year ended 2021 and expects to continue to so qualify through the Effective Time. No challenge to MMLC II’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of MMLC II ending on or before the Effective Time, MMLC II has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by MMLC II after the date of this Agreement has been timely paid).

(c) Prior to the Effective Time, MMLC II shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Determination Date, MMLC II shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d) MMLC II and its Consolidated Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) MMLC II has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(f) Section 3.11(f) of the MMLC II Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 3.11(f) of the MMLC II Disclosure Schedule, MMLC II is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(g) No claim has been made in writing by a taxing authority in a jurisdiction where MMLC II or its Consolidated Subsidiary does not file Tax Returns that MMLC II or its Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(h) Neither MMLC II nor its Consolidated Subsidiary has, or has ever had, a permanent establishment in any country other than the United States.

(i) Neither MMLC II nor its Consolidated Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(j) Neither MMLC II nor its Consolidated Subsidiary has any liability for the Taxes of another Person other than MMLC II and its Consolidated Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(k) Neither MMLC II nor Consolidated Subsidiary has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is MMLC II or any of its Consolidated Subsidiaries).

(l) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of MMLC II or its Consolidated Subsidiary.

3.12 Litigation. There are no material Proceedings pending or, to MMLC II’s knowledge, threatened against MMLC II or its Consolidated Subsidiary. There is no Order binding upon MMLC II or its Consolidated Subsidiary other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole.

3.13 Employee Matters. Neither MMLC II nor its Consolidated Subsidiary has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of ERISA, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14 Certain Contracts.

(a) MMLC II has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to GSCR of, all Contracts (collectively, the “MMLC II Material Contracts”) to which, as of the date of this Agreement, MMLC II or its Consolidated Subsidiary is a party, or by which MMLC II or its Consolidated Subsidiary may be bound, or, to the knowledge of MMLC II, to which it or its Consolidated Subsidiary or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to MMLC II or its financial condition or results of operations;

(ii) other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of MMLC II to provide funding to its portfolio investments, any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of MMLC II or its Consolidated Subsidiary in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by MMLC II or its Consolidated Subsidiary of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) other than Contracts entered into in the ordinary course of business providing for the obligation or commitment of MMLC II to provide funding to its portfolio investments, any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within ninety (90) days or less, or any Contract that creates or would create a Lien on any asset of MMLC II or its Consolidated Subsidiary (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole);

(iv) except with respect to investments set forth in the MMLC II SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to MMLC II and its Consolidated Subsidiary, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of MMLC II and its Consolidated Subsidiary, taken as a whole, is or could be conducted or the types of business that MMLC II and its Consolidated Subsidiary conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the MMLC II Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the MMLC II SEC Reports;

(vii) any Contract that obligates MMLC II or its Consolidated Subsidiary to conduct any business that is material to MMLC II and its Consolidated Subsidiary, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate GSCR, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each MMLC II Material Contract is (x) valid and binding on MMLC II or its Consolidated Subsidiary and, to MMLC II’s knowledge, each other party thereto, (y) enforceable against MMLC II or its Consolidated Subsidiary in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole. The MMLC II Advisory Agreement has been approved by the MMLC II Board and stockholders of MMLC II in accordance with Section 15 of the Investment Company Act. Neither MMLC II nor its Consolidated Subsidiary nor, to MMLC II’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any MMLC II Material Contract other than as would not have a MMLC II Material Adverse Effect. No MMLC II Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole. No event has occurred with respect to MMLC II or its Consolidated Subsidiary that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any MMLC II Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole.

3.15 Insurance Coverage. All material insurance policies maintained by or for the benefit of MMLC II or its Consolidated Subsidiary and that name MMLC II or its Consolidated Subsidiary as an insured (each, a “MMLC II Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each MMLC II Insurance Policy have been paid. Neither MMLC II nor its Consolidated Subsidiary has received written notice of cancellation of any MMLC II Insurance Policy.

3.16 Intellectual Property. MMLC II and its Consolidated Subsidiary own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of MMLC II and its Consolidated Subsidiary taken as a whole (hereinafter, “MMLC II Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not have a MMLC II Material Adverse Effect. No claims are pending for which MMLC II has received written notice or, to the knowledge of MMLC II, threatened (i) that MMLC II or its Consolidated Subsidiary is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any MMLC II Intellectual Property Right is invalid or unenforceable. To the knowledge of MMLC II, no Person is infringing, misappropriating or using without authorization the rights of MMLC II or its Consolidated Subsidiary with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to MMLC II and its Consolidated Subsidiary, taken as a whole.

3.17 Environmental Matters. Except as would not have a MMLC II Material Adverse Effect:

(a) there are no Proceedings of any kind, pending or, to the knowledge of MMLC II, threatened, against MMLC II or its Consolidated Subsidiary, arising under any Environmental Law;

(b) there are no Orders by or with any Governmental Entity, imposing any liability or obligation on MMLC II or its Consolidated Subsidiary under or in respect of any Environmental Law;

(c) there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by MMLC II or its Consolidated Subsidiary during the period of MMLC II’s or its Consolidated Subsidiary’s ownership or lease; and

(d) none of MMLC II or its Consolidated Subsidiary have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by MMLC II or its Consolidated Subsidiary.

3.18 Real Property. Neither MMLC II nor its Consolidated Subsidiary owns or leases any real property.

3.19 Investment Assets. Each of MMLC II and its Consolidated Subsidiary has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of MMLC II or its Consolidated Subsidiary set forth in Section 3.19 of the MMLC II Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by MMLC II that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of MMLC II’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.20 State Takeover Laws. The MMLC II Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Transactions or this Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the MMLC II Charter or the MMLC II Bylaws is, or at the Effective Time will be, applicable to the shares of MMLC II Common Stock or the Transactions.

3.21 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by MMLC II that is used in connection with the computations made by MMLC II pursuant to Section 2.4 will be determined in accordance with the valuation policies and procedures approved by MMLC II’s Board and set forth in MMLC II’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.4 for purposes of this Agreement, and the value of all assets owned by MMLC II other than investment assets that are used in connection with the computations made by MMLC II pursuant to Section 2.4 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the MMLC II Board. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the Adviser on behalf of MMLC II and approved by the MMLC II Board for purposes of such computations were or will be approved by the MMLC II Board in good faith in accordance with the valuation policies and procedures approved by the MMLC II Board.

3.22 Opinion of Financial Advisor. Prior to the execution of this Agreement by MMLC II, the MMLC II Special Committee has received the opinion of Truist Securities, Inc., financial advisor to the MMLC II Special Committee (the “Financial Advisor Opinion”), to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of MMLC II Common Stock in the Merger pursuant to this Agreement was fair, from a financial point of view, to such holders. MMLC II shall, following execution and delivery of this Agreement by all parties hereto, furnish an accurate, complete and confidential copy of said opinion to GSCR solely for information purposes to confirm receipt of said opinion by the MMLC II Special Committee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GSCR

Except with respect to matters that have been Previously Disclosed, GSCR hereby represents and warrants to MMLC II that:

4.1 Corporate Organization.

(a) GSCR is a corporation duly formed and validly existing and in good standing under the Laws of the State of Delaware and in good standing with the DE SOS. GSCR has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not have a GSCR Material Adverse Effect. GSCR has duly elected to be regulated as a BDC and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the certificate of incorporation of GSCR (the “GSCR Charter”) and the bylaws of GSCR (the “GSCR Bylaws”), each as in effect as of the date of this Agreement, have previously been publicly filed by GSCR.

4.2 Authority; No Violation.

(a) GSCR has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the GSCR Board (acting upon the recommendation of the GSCR Special Committee). The GSCR Board (acting upon the recommendation of the GSCR Special Committee) has unanimously determined that (A) this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of GSCR and its existing stockholders and (B) as of the Determination Date, determined that the interests of GSCR’s existing stockholders will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act) as a result of the Transactions. The Merger and the Transactions have been authorized by all necessary corporate action on the part of GSCR. This Agreement has been duly and validly executed and delivered by GSCR and (assuming due authorization, execution and delivery by MMLC II and Adviser) constitutes the valid and binding obligation of GSCR, enforceable against GSCR in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by GSCR, nor the consummation by GSCR of the Transactions, nor performance of this Agreement by GSCR, will (i) violate any provision of the GSCR Charter, GSCR Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.2(a) and Section 4.3 are duly obtained and/or made, (A) violate any Law or Order applicable to GSCR or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of GSCR or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which GSCR or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to GSCR and its Consolidated Subsidiaries, taken as a whole. Section 4.2(b) of the GSCR Disclosure Schedule sets forth, to GSCR’s knowledge, any material consent fees payable by GSCR or any of its Consolidated Subsidiaries to a third party in connection with the Merger.

(c) GSCR has made available to MMLC II all material correspondence with the SEC since March 25, 2022 (the “GSCR Applicable Date”) and, as of the date of this Agreement, to the knowledge of GSCR (i) there are no unresolved comments from the SEC with respect to the forms, statements, certifications, reports and documents that it was required to file or furnish since the GSCR Applicable Date with the SEC with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the GSCR Applicable Date, including any amendments thereto, the “GSCR SEC Reports”), or any SEC examination of MMLC II and (ii) none of the GSCR SEC Reports is subject to any ongoing review by the SEC.

4.3 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by GSCR of the Merger and the Transactions, except for (i) the filing with the SEC by MMLC II of the Proxy Statement, in definitive form, (ii) the filing of the Certificate of Merger with and the acceptance for the record of such certificates by the DE SOS in respect of the Merger, (iii) any notices or filings under the HSR Act, (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not have a GSCR Material Adverse Effect.

4.4 GSCR Financial Statements.

(a) The consolidated financial statements, including the related consolidated schedules of investments, of GSCR and its Consolidated Subsidiaries included (or incorporated by reference) in the GSCR SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of GSCR and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to GSCR’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. PwC, GSCR’s independent registered public accountant, has not resigned, threatened resignation or been dismissed as GSCR’s independent public accountant as a result of or in connection with any disagreements with GSCR on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of GSCR as of December 31, 2024 included in the audited financial statements set forth in GSCR’s annual report on Form 10-K for the year ended December 31, 2024 (the “GSCR Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2024, (C) liabilities incurred in connection with this Agreement and the Transactions, and (D) liabilities that would not have a GSCR Material Adverse Effect, neither GSCR nor its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the GSCR Balance Sheet in accordance with GAAP.

(c) Neither GSCR nor its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, GSCR and its Consolidated Subsidiaries in the GSCR SEC Reports.

(d) To GSCR’s knowledge, since the GSCR Applicable Date, PwC, which has expressed its opinion with respect to the financial statements of GSCR and its Consolidated Subsidiaries included in the GSCR SEC Reports (including the related notes), has, for the period it has served as GSCR’s independent accounting firm, been (i) “independent” with respect to GSCR and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(e) The principal executive officer and principal financial officer of GSCR have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and GSCR is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(f) GSCR has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by GSCR in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to GSCR’s management as appropriate to allow timely decisions regarding required disclosure and to allow GSCR’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) GSCR’s management, with the participation of GSCR’s principal executive and financial officers, has completed an assessment of the effectiveness of GSCR’s internal controls over financial reporting for the fiscal year ended December 31, 2024 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that GSCR maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, using the framework specified in GSCR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the GSCR Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of GSCR’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for GSCR’s auditors any material weaknesses in internal controls.

(g) To GSCR’s knowledge, there is no fraud or suspected fraud affecting GSCR involving management of GSCR or employees of Adviser who have significant roles in GSCR’s internal control over financial reporting, when such fraud could have a material effect on GSCR’s consolidated financial statements.

4.5 Broker’s Fees. Neither GSCR nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the Transactions, other than to BofA Securities, Inc.

4.6 Litigation. There are no Proceedings pending or, to GSCR’s knowledge, threatened against GSCR or any of its Consolidated Subsidiaries, other than such Proceedings as would not have a GSCR Material Adverse Effect. There are no Orders binding upon GSCR or any of its Consolidated Subsidiaries, other than such Orders as would not have a GSCR Material Adverse Effect.

4.7 Absence of Changes or Events. Since December 31, 2024, except as (a) set forth in Section 4.7 of the GSCR Disclosure Schedule, or (b) expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of GSCR and its Consolidated Subsidiaries has been conducted in the ordinary course of business and (c) there has not been any Effect that would have a GSCR Material Adverse Effect.

4.8 Compliance with Applicable Law; Permits.

(a) Each of GSCR and its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act, the Exchange Act and ERISA, other than as would not have a GSCR Material Adverse Effect. GSCR has not received any written or, to GSCR’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to GSCR and its Consolidated Subsidiaries, taken as a whole. GSCR is, and was, fully qualified to sell shares of GSCR capital stock in each jurisdiction in which such shares were registered and sold, other than as would not have a GSCR Material Adverse Effect.

(b) GSCR is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not have a GSCR Material Adverse Effect.

(c) GSCR has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) promulgated under the Investment Company Act. There have been no “Material Compliance Matters” for GSCR, as such term is defined in Rule 38a-1(e)(2) promulgated under the Investment Company Act, other than those that have been reported to the GSCR Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to GSCR and its Consolidated Subsidiaries, taken as a whole.

(d) Each of GSCR and its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit GSCR and its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to GSCR and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to GSCR and its Consolidated Subsidiaries, taken as a whole. GSCR has not received any written or, to GSCR’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to GSCR and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of GSCR has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of GSCR, threatened that would result in any such disqualification.

4.9 Available Funds. GSCR currently has, and at all times from and after the date of this Agreement and through the Effective Time, GSCR will have available all of the funds necessary for the acquisition of all shares of MMLC II Common Stock pursuant to the Merger, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 1.5 and Section 2.1 and to perform their respective obligations under this Agreement. GSCR acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding GSCR’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

4.10 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts due and payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of GSCR and GSCR’s Consolidated Subsidiaries in connection therewith), assuming (i) the accuracy of the representations and warranties set forth in Article III (without giving effect to any materiality or MMLC II Material Adverse Effect qualifications set forth therein), (ii) the compliance by MMLC II and its Consolidated Subsidiary with the covenants set forth in Section 6.1 and Section 6.2, and (iii) the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2, (a) the Surviving Company (or its successors and assigns) will be Solvent and (b) the Present Fair Saleable Value of the assets of the Surviving Company will exceed its debt, plus its total “capital,” as such term would be determined in accordance with Section 154 of the DGCL. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Company (or its successors and assigns), means that, as of any date of determination (i) the amount of the Present Fair Saleable Value of their assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Company will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Company (or its successors and assigns) will be able to pay its debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by the Surviving Company and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent,” (A) “debt” means liability on a “claim” and (B) “claim” means (1) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

4.11 GSCR Information. None of the information supplied or to be supplied by GSCR for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto is first distributed to stockholders of MMLC II or at the time of the MMLC II Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by GSCR with respect to information supplied by MMLC II or Adviser expressly for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ADVISER

Except with respect to matters set forth in the Adviser Disclosure Schedule, Adviser hereby represents and warrants to MMLC II and GSCR that:

5.1 Organization. Adviser is a limited partnership organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. Adviser has the requisite limited partnership power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect.

5.2 Authority; No Violation.

(a) Adviser has all requisite limited partnership power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved in accordance with the governing documents of Adviser. This Agreement has been duly and validly executed and delivered by Adviser and (assuming due authorization, execution and delivery by MMLC II and GSCR) constitutes the valid and binding obligation of Adviser, enforceable against Adviser in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Adviser, nor the consummation of the Transactions, nor performance of this Agreement by Adviser, will (i) violate any provision of the certificate of limited partnership or the limited partnership agreement of Adviser or (ii) (A) violate any Law or Order applicable to Adviser or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Adviser under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which Adviser is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect.

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by Adviser, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect.

5.3 Compliance with Applicable Law; Permits.

(a) Adviser is, and at all times required by the Investment Advisers Act when Adviser has been the investment adviser to GSCR or MMLC II has been, duly registered as an investment adviser under the Investment Advisers Act. Adviser is, and at all times required by applicable Law (other than the Investment Advisers Act) when Adviser has been the investment adviser to GSCR or MMLC II has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect.

(b) Adviser is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws with regard to its management of each of MMLC II and GSCR, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect. Adviser has not received any written or, to Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws with regard to its management of each of MMLC II and GSCR, which non-compliance would, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or would have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect.

(c) Adviser holds and is in compliance with all Permits required in order to permit Adviser to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect. Adviser has not received any written or, to Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or would have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect.

(d) Adviser has implemented written policies and procedures as required by Rule 206(4)-7 promulgated under the Investment Advisers Act (complete and correct copies of which have been made available to MMLC II and GSCR) and, during the period prior to the date of this Agreement that Adviser has been the investment adviser to MMLC II or GSCR, Adviser has been in compliance with such policies and procedures with regard to its management of MMLC II and GSCR, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to MMLC II and its Consolidated Subsidiary, taken as a whole, or GSCR and its Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the investment adviser to GSCR or MMLC II, there has been no material adverse change in the operations, affairs or regulatory status of Adviser.

5.4 Litigation. There are no Proceedings pending or, to Adviser’s knowledge, threatened in writing against Adviser, other than such Proceedings as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect. There are no Orders binding upon Adviser other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the Transactions or have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect.

5.5 Valuation(a) . Except as set forth in Section 2.4 and may be mutually agreed by the parties hereto, the value of each investment asset owned by MMLC II that is used in connection with the computations made by Adviser on behalf of MMLC II pursuant to Section 2.4 will be determined in accordance with the valuation policies and procedures approved by MMLC II’s Board and set forth in MMLC II’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.4 for purposes of this Agreement, and the value of all assets owned by MMLC II other than investment assets that are used in connection with the computations made by Adviser on behalf of MMLC II pursuant to Section 2.4 will be determined in accordance with GAAP. The Closing MMLC II Net Asset Value presented by Adviser to the MMLC II Board will reflect Adviser’s determination of the fair value of any portfolio securities of MMLC II for which market quotations are not readily available. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the MMLC II Board. No procedural differences exist with respect to the underlying methodologies and conventions used by MMLC II and the third-party valuation agents to value the assets of MMLC II.

5.6 Adviser Information. None of the information supplied or to be supplied by Adviser for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first distributed to stockholders of MMLC II or at the time of the MMLC II Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Adviser with respect to information supplied by MMLC II or GSCR for inclusion or incorporation by reference in the Proxy Statement.

5.7 Financial Resources. Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Proxy Statement and under this Agreement.

5.8 MMLC II and GSCR Representations and Warranties. To the knowledge of Adviser, as of the date of this Agreement, the representations and warranties made by MMLC II in Article III and the representations and warranties made by GSCR in Article IV are true and correct in all material respects.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (x) as may be required by Law, (y) as required or expressly permitted by this Agreement or (z) with the prior written consent of GSCR (including the consent of the GSCR Special Committee), in case of an action by MMLC II, or the prior written consent of MMLC II (including the consent of the MMLC II Special Committee), in case of an action by GSCR, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of MMLC II and GSCR shall, and shall cause each of its Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with its respective investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships; provided, however, that the failure of GSCR to comply with the foregoing clauses (a) or (b) shall be a breach of this Section 6.1 only if such failure would reasonably be expected to have, individually or in the aggregate, a GSCR Material Adverse Effect.

6.2 Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as required or expressly permitted by this Agreement, or as set forth in Section 6.2 of the MMLC II Disclosure Schedule, MMLC II shall not, and shall not permit its Consolidated Subsidiary to, directly or indirectly, without the prior written consent of GSCR (including the consent of the GSCR Special Committee), which prior written consent shall not be unreasonably delayed, conditioned or withheld:

(a) other than pursuant to capital calls with respect to the MMLC II Subscription Agreements, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any MMLC II Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;

(b) (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly and supplemental cash distributions consistent with past practices and MMLC II’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by MMLC II, (C) dividends payable by the direct wholly owned Consolidated Subsidiary of MMLC II to MMLC II or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with MMLC II’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of MMLC II or its Consolidated Subsidiary;

(d) acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed;

(e) amend the MMLC II Charter or the MMLC II Bylaws or any other governing documents or similar governing documents of MMLC II’s Consolidated Subsidiary;

(f) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;

(g) hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan;

(h) take any action or knowingly fail to take any action that would, or would reasonably be expected to materially delay or materially impede the ability of the parties to consummate the Transactions; provided, however, that the foregoing shall not preclude MMLC II from declaring or paying any Tax Dividend on or before the Closing Date;

(i) incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness;

(j) make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies or investments in new portfolio companies, in each case, entered into in the ordinary course of business consistent with MMLC II’s investment objectives and policies as publicly disclosed;

(k) file or amend any material Tax Return other than in the ordinary course of business consistent with past practice and MMLC II’s investment objectives and policies as publicly disclosed; make, change or revoke any material Tax election; or settle or compromise any material Tax liability or refund;

(l) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause MMLC II to fail to qualify or not be subject to taxation as a RIC;

(m) enter into any new line of business (it being understood that this prohibition does not apply to any new or existing portfolio companies in which MMLC II or its Consolidated Subsidiary has made or will make a debt or equity investment that is in the ordinary course of business consistent with MMLC II’s investment objectives and policies as publicly disclosed and is, would or should be reflected in MMLC II’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

(n) other than in the ordinary course of business consistent with MMLC II’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute a MMLC II Material Contract had it been entered into prior to the date of this Agreement;

(o) other than in the ordinary course of business consistent with MMLC II’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any MMLC II Material Contract;

(p) settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and MMLC II’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of MMLC II or its Consolidated Subsidiary or, after the Effective Time, GSCR, the Surviving Company or any of their respective Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;

(q) other than in the ordinary course of business consistent with MMLC II’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt as in effect as of the date of this Agreement or other Permitted Indebtedness or (ii) cancel any material indebtedness;

(r) except as otherwise expressly contemplated by this Agreement, merge or consolidate with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(s) enter into any new MMLC II Subscription Agreements; or

(t) agree to take, make any commitment to take, or adopt any resolutions of the MMLC II Board authorizing, any of the actions prohibited by this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Further Assurances.

(a) Subject to the right of MMLC II to take any action that constitutes a MMLC II Adverse Recommendation Change as expressly permitted pursuant to Section 7.5, the parties hereto shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Merger) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(b) In furtherance (but not in limitation) of the foregoing, each of GSCR and MMLC II shall as promptly as practicable following the date of this Agreement file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, GSCR and MMLC II shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to GSCR or MMLC II, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties hereto shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. GSCR, on the one hand, and MMLC II, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division

of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law. Notwithstanding anything to the contrary contained in this Agreement, nothing shall require GSCR to (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, disposition or license of any assets, services, businesses or rights of GSCR, its Affiliates (including, following the Merger, the Surviving Company and its Consolidated Subsidiary) or any interests therein, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, services, or business of GSCR, its Affiliates (including, following the Merger, the Surviving Company and its Consolidated Subsidiary) or any interests therein; and (ii) commence or defend any Proceeding.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either GSCR and its Consolidated Subsidiaries, on the one hand, or MMLC II and its Consolidated Subsidiary, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions, other than any consent fees set forth in Section 3.3(b) of the MMLC II Disclosure Schedule and Section 4.2(b) of the GSCR Disclosure Schedule.

7.2 Stockholder Approval.

(a) Each of MMLC II, GSCR and Adviser shall cooperate with each other in the preparation of a preliminary and the definitive Proxy Statement, including all amendments or supplements to the preliminary Proxy Statement, as follows:

(i) MMLC II shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable (and in any event no later than twenty (20) Business Days) following the date of this Agreement;

(ii) MMLC II shall promptly notify GSCR and Adviser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to GSCR and Adviser, as promptly as reasonably practicable, copies of all written correspondence, and advise GSCR and Adviser of any oral comments, between MMLC II or any Representative of MMLC II and the SEC with respect to the Proxy Statement;

(iii) if any comments are received from the SEC with respect to the Proxy Statement, MMLC II shall respond as promptly as reasonably practicable to such comments;

(iv) if, at any time prior to the MMLC II Stockholders Meeting, any information relating to GSCR or MMLC II, or any of their respective Affiliates, officers or directors, is discovered by GSCR or MMLC II that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain an untrue statement or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading, the party that discovers such information shall promptly notify the other parties hereto, and, to the extent required by Law, MMLC II shall promptly thereafter file with the SEC and distribute to MMLC II stockholders in accordance with applicable Law an appropriate amendment or supplement describing such information;

(v) each of GSCR and Adviser shall, promptly upon the reasonable written request of MMLC II, provide MMLC II with such information available to it as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC, in each case, to the extent permitted by applicable Law;

(vi) as promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, or the SEC has affirmatively notified MMLC II that the SEC will not be reviewing the Proxy Statement, and all information required to be contained in the Proxy Statement has been included therein, MMLC II shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be distributed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the MMLC II Board in accordance with applicable Law;

(vii) MMLC II shall not make any filing with the SEC or distribution to MMLC II stockholders of, or amendment or supplement to, the Proxy Statement without providing GSCR and Adviser a reasonable opportunity to review and comment thereon (which comments shall be considered by MMLC II in good faith) (except as required by applicable Law or in connection with and a MMLC II Adverse Recommendation Change).

(viii) MMLC II shall take, in accordance with applicable Law and the MMLC II Charter and the MMLC II Bylaws, all actions necessary to duly call, convene and hold a MMLC II Stockholders Meeting, as promptly as practicable, to consider and vote upon a proposal to adopt this Agreement, with a record date for the MMLC II Stockholders Meeting determined in prior consultation with and subject to the prior written approval of GSCR (which prior written approval shall not be unreasonably delayed, conditioned or withheld); and

(ix) unless the MMLC II Board has withdrawn the MMLC II Board Recommendation in compliance with Section 7.5, MMLC II shall use reasonable best efforts to obtain from MMLC II’s stockholders the MMLC II Requisite Vote at such MMLC II Stockholders Meeting, including by providing to MMLC II’s stockholders the MMLC II Board Recommendation and including such recommendation in the Proxy Statement and by, at the request of GSCR, postponing or adjourning the MMLC II Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that MMLC II shall not postpone or adjourn the MMLC II Stockholders Meeting for any other reason without the prior written consent of GSCR (including the GSCR Special Committee) (which prior written consent shall not be unreasonably delayed, conditioned or withheld);

(b) MMLC II shall ensure that the Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules of the SEC promulgated thereunder.

(c) Without limiting the generality of the foregoing but subject to MMLC II’s right to terminate this Agreement pursuant to Section 9.1, MMLC II’s obligations pursuant to this Section 7.2 (including its obligation to submit to its stockholders the adoption of this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to MMLC II, its Representatives or its stockholders of any Takeover Proposal (including any MMLC II Superior Proposal) or (ii) MMLC II adopting, approving, or recommending, or publicly proposing to adopt, approve or recommend a Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”) or delivering a Notice of a MMLC II Superior Proposal or (iii) a MMLC II Adverse Recommendation Change.

(d) Subject to applicable Law, each of GSCR and MMLC II shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3 Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, GSCR shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of MMLC II or its Consolidated Subsidiary (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) GSCR shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) GSCR and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) Unless GSCR and MMLC II shall otherwise agree prior to the Effective Time, GSCR shall obtain and fully pay the premium for a “tail” insurance policy for the extension of MMLC II’s directors’ and officers’ liability insurance policies in place as of the date of this Agreement with respect to matters existing or occurring at or prior to the Effective Time with coverage not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in such current directors’ and officers’ liability policies for a period of six (6) years from and after the Effective Time; provided, that in no event shall the cost of such insurance exceed 300% of the current aggregate annual premium paid by MMLC II for such current directors’ and officers’ liability policies; provided, further, that if the cost of such insurance coverage exceeds such amount, GSCR shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.3(a), upon learning of any Proceeding described above, shall promptly notify GSCR in writing; provided, that the failure to so notify shall not affect the obligations of GSCR under Section 7.3(a) unless GSCR is materially prejudiced as a consequence.

(d) If GSCR or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity, then and in each such case, GSCR shall cause proper provision to be made so that the successors and assigns of GSCR shall assume the obligations set forth in this Section 7.3.

(e) The provisions of this Section 7.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.4 No Solicitation.

(a) MMLC II shall, and shall cause its respective Affiliates, Consolidated Subsidiary, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents, as applicable (collectively, “Representatives”), to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to MMLC II) of all confidential information previously furnished to any Person (other than Adviser, GSCR or any of their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.5, MMLC II shall not, and shall cause its Affiliates and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) except as expressly permitted by, and after compliance with, this Section 7.4 and Section 7.5, approve or recommend, or declare advisable or propose to enter into, or cause or permit MMLC II or its Consolidated Subsidiary to enter into, any agreement, arrangement, or understanding with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction (any such agreement, arrangement, understanding or Contract, an “Alternative Agreement”); (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than GSCR or its Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than GSCR or its Affiliates) or with respect to any transaction (other than the Transactions) or (y) waive or release under any standstill or any similar agreement with respect to equity securities of MMLC II, unless failure to grant such waiver or release would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC II under applicable Law; provided, however, that notwithstanding the foregoing, MMLC II (A) may inform Persons of the provisions contained in this Section 7.4 and (B) shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to equity securities of MMLC II in order to allow such third party to confidentially submit a Takeover Proposal. MMLC II agrees that any breach of this Section 7.4 or Section 7.5 by any director, officer or other Representative of MMLC II will be deemed to be a breach of this Section 7.4 or Section 7.5, as applicable, by MMLC II. MMLC II will not authorize, direct or knowingly permit any consultant or employee of MMLC II to breach this Section 7.4 or Section 7.5, and upon becoming aware of any breach or threatened breach of this Section 7.4 or Section 7.5 by a Representative of MMLC II, shall use its reasonable best efforts to stop such breach or threatened breach.

(b) MMLC II shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify GSCR in writing of any request for information or any Takeover Proposal or inquiry with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) or with whom any discussions or negotiations are taking place and (ii) provide to GSCR copies of any written materials received by MMLC II, its Affiliates or their respective Representatives in connection with any of the foregoing. MMLC II agrees that it shall keep GSCR informed on a reasonably current basis (and, in any event, within twenty-four (24) hours) of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep GSCR informed on a reasonably current basis (and, in any event, within twenty-four (24) hours) of any information requested of or provided MMLC II its Affiliates or their respective Representatives in connection with the foregoing and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

(c) Except as expressly permitted by Section 7.5(a), neither the MMLC II Board nor any committee thereof (including the MMLC II Special Committee) shall (i) fail to make, withhold, withdraw, qualify or modify or resolve to (in a manner adverse to GSCR) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to GSCR)) the MMLC II Board Recommendation (it being understood that it shall be considered a modification adverse to GSCR if (A) any Takeover Proposal structured as a tender or exchange offer is commenced and the MMLC II Board, acting upon the recommendation of the MMLC II Special Committee, fails to publicly recommend against acceptance of such tender or exchange offer by the holders of shares of MMLC II Common Stock within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 promulgated under the Exchange Act or (B) any Takeover Proposal is publicly announced and the MMLC II Board, acting upon the recommendation of the MMLC II Special Committee, fails to issue a public press release within ten (10) Business Days of such public announcement reaffirming the MMLC II Board Recommendation or stating that the MMLC II Board Recommendation has not been changed); (ii) authorize, adopt, approve, endorse, recommend or publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable), any Takeover Proposal; (iii) fail to include the MMLC II Board Recommendation in the Proxy Statement; (iv) submit any Takeover Proposal to a vote of the holders of MMLC II Common Stock; or (v) approve or recommend, or declare advisable or propose to enter into, or cause or permit MMLC II or its Consolidated Subsidiary to enter into, any Alternative Agreement (any action described in clauses (i) through (v), a “MMLC II Adverse Recommendation Change”). Notwithstanding anything herein to the contrary, no MMLC II Adverse Recommendation Change shall change the approval of this Agreement or the Transactions or any other approval of the MMLC II Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) MMLC II shall provide GSCR with prompt written notice of any meeting of the MMLC II Board or committee thereof (including the MMLC II Special Committee) at which the MMLC II Board (or committee, as applicable) is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by GSCR reasonably in advance of such meeting).

7.5 MMLC II Takeover Proposals; Intervening Events.

(a) If on or after the date of this Agreement and at any time prior to the time the MMLC II Requisite Vote is obtained: (i) MMLC II receives a bona fide unsolicited Takeover Proposal (under circumstances in which MMLC II has complied in all material respects with the provisions of Sections 7.4(a) and (b)); (ii) the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee), shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC II under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a MMLC II Superior Proposal; and (iii) MMLC II gives GSCR written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person (or group of Persons) making such Takeover Proposal, the terms and conditions of such Takeover Proposal and MMLC II’s intention to furnish information to, or participate in discussions or negotiations with, the Person (or group of Persons) making such Takeover Proposal) then, subject to compliance with this Section 7.5(a), MMLC II may engage in negotiations or discussions with such Person (or group of Persons) (and only such Person or group) who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by such Person (or group of Persons) who has made such

Takeover Proposal if MMLC II (A) prior to any such negotiations or discussions, receives from such Person (or group of Persons) a fully executed Acceptable Confidentiality Agreement and (B) provides GSCR a copy of all such information that has not previously been delivered to GSCR simultaneously with delivery to such Person (or group of Persons) (or such Person’s or group’s Representatives or Affiliates).

(b) Upon any determination in accordance with Section 7.5(a) by the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) that a Takeover Proposal constitutes a MMLC II Superior Proposal, MMLC II shall promptly provide (and in any event within twenty-four (24) hours of such determination) to GSCR a written notice (a “Notice of a MMLC II Superior Proposal”) (i) advising GSCR that the MMLC II Board has received a MMLC II Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such MMLC II Superior Proposal, including the amount per share or other consideration that the stockholders of MMLC II would receive in connection with the MMLC II Superior Proposal and including a copy of all written materials provided to or by MMLC II in connection with such MMLC II Superior Proposal (unless previously provided to GSCR) and (iii) identifying the Person (or group of Persons) making such MMLC II Superior Proposal. MMLC II shall cooperate and negotiate in good faith with GSCR (to the extent GSCR desires to negotiate) during the five (5) Business Day period following GSCR’s receipt of the Notice of a MMLC II Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such MMLC II Superior Proposal shall require a new notice and a new three (3) Business Day period) to make such adjustments in the terms and conditions of this Agreement as would enable MMLC II to determine that such MMLC II Superior Proposal is no longer a MMLC II Superior Proposal and proceed with a MMLC II Board Recommendation without a MMLC II Adverse Recommendation Change. If thereafter the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) determines, in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement, that such MMLC II Superior Proposal remains a MMLC II Superior Proposal or the failure to make such MMLC II Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC II under applicable Law, and MMLC II has complied in all material respects with Section 7.5(a) and this Section 7.5(b), then prior to the time the MMLC II Requisite Vote is obtained, MMLC II may make such MMLC II Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(c)(ii) in order to cause MMLC II to enter into a definitive Contract providing for such MMLC II Superior Proposal.

(c) Other than in connection with a MMLC II Takeover Proposal, nothing in this Agreement shall prohibit or restrict the MMLC II Board from, prior to the time the MMLC II Requisite Vote is obtained, taking any action described in clause (i) or (iii) of the definition of MMLC II Adverse Recommendation Change in response to an Intervening Event (a “MMLC II Intervening Event Recommendation Change”) if (i) prior to effecting any such MMLC II Intervening Event Recommendation Change, MMLC II promptly notifies GSCR, in writing, at least five (5) Business Days (the “MMLC II Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a MMLC II Adverse Recommendation Change or a MMLC II Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (ii) MMLC II shall, and shall cause its Representatives to, during the MMLC II Intervening Event Notice Period, negotiate with GSCR in good faith (to the extent GSCR desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the MMLC II Board to make a MMLC II Intervening Event Recommendation Change, and (iii) the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) determines, after consulting with outside legal counsel and, with respect to financial matters, any financial advisor, that the failure to effect such a MMLC II Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by GSCR during the MMLC II Intervening Event Notice Period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of MMLC II under applicable Law.

(d) Nothing contained in this Agreement shall be deemed to prohibit MMLC II or the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to MMLC II’s stockholders if, after consultation with its outside legal counsel, MMLC II determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act) shall be deemed to be a MMLC II Adverse Recommendation Change unless the MMLC II Board expressly publicly reaffirms the MMLC II Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by GSCR.

7.6 Access to Information.

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of MMLC II and GSCR shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of GSCR or MMLC II, as applicable, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require MMLC II or GSCR to afford access to or to disclose any information that in MMLC II’s or GSCR’s, as applicable, reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that MMLC II or GSCR may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or any similar privilege or protection under any circumstances in which such privilege or protection may be jeopardized by such disclosure or access.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.7 Publicity. The initial press release, if any, with respect to the Transactions shall be a joint press release reasonably acceptable to each of GSCR, MMLC II and Adviser. Thereafter, so long as this Agreement is in effect, GSCR, MMLC II and Adviser each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Merger, or the Transactions, except as may be required by applicable Law, or to the extent that such press release or other public announcement related to any MMLC II Adverse Recommendation Change is made in accordance with Section 7.5 and, to the extent practicable, before such press release or other public announcement is issued or made, GSCR, MMLC II or Adviser, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such press release or other public announcement; provided, that each of GSCR, MMLC II or Adviser may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.7.

7.8 Takeover Statutes and Provisions. Neither GSCR nor MMLC II will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of GSCR and MMLC II shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.9 RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, MMLC II and GSCR shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of GSCR (including the consent of a majority of the Independent Directors of GSCR) or MMLC II (including the consent of a majority of the Independent Directors of MMLC II), as applicable, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause MMLC II to fail to qualify as a RIC.

7.10 Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by MMLC II’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of MMLC II and GSCR (a) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by MMLC II’s stockholders and (b) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.11 Section 16 Matters. Prior to the Effective Time, the MMLC II Board shall take all such steps as may be required to cause any dispositions of MMLC II Common Stock (including derivative securities with respect to MMLC II Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MMLC II to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

7.12 No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of MMLC II in Article III, the representations and warranties of GSCR in Article IV and the representations and warranties of Adviser in Article V, none of Adviser, MMLC II, GSCR or any of MMLC II’s or GSCR’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing has made or relied on any representation or warranty, express or implied. Except for the representations and warranties of MMLC II in Article III, the representations and warranties of GSCR in Article IV and the representations and warranties of Adviser in Article V, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of MMLC II, GSCR and Adviser are hereby expressly disclaimed by MMLC II, GSCR and Adviser, as applicable.

7.13 Coordination of Dividends. MMLC II shall coordinate with GSCR in designating the record and payment dates for any quarterly dividends or distributions to MMLC II’s stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and MMLC II shall not authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the MMLC II Requisite Vote.

(b) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the Transactions shall be in effect.

(c) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act, if any).

(d) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the Transactions.

(e) Net Asset Value Determination. The determination of the Closing MMLC II Net Asset Value shall have been completed in accordance with Section 2.4.

(f) Representations and Warranties of Adviser. The representations and warranties of Adviser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.1(f) shall be deemed to have been satisfied even if any such representations and warranties of Adviser are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Adviser to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect. MMLC II and GSCR shall have received a certificate signed on behalf of Adviser by an authorized officer of Adviser to the effect that the conditions set forth in this Section 8.1(f) have been satisfied.

8.2 Conditions to Obligations of GSCR to Effect the Merger. The obligations of GSCR to effect the Merger are also subject to the satisfaction or waiver by MMLC II, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of MMLC II. (i) The representations and warranties of MMLC II set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of MMLC II set forth in Section 3.3, 3.7, 3.20 and 3.21 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of MMLC II set forth in this Agreement (other than those set forth in the foregoing clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iii) shall be deemed to have been satisfied even if any such representations and warranties of MMLC II are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of MMLC II to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a MMLC II Material Adverse Effect. GSCR shall have received a certificate signed on behalf of MMLC II by the Chief Executive Officer or the Chief Financial Officer of MMLC II to the effect that the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of MMLC II. MMLC II shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. GSCR shall have received a certificate signed on behalf of MMLC II by the Chief Executive Officer or the Chief Financial Officer of MMLC II to such effect.

(c) Absence of MMLC II Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, any MMLC II Material Adverse Effect.

(d) FIRPTA Certificate. MMLC II shall have delivered within thirty (30) days prior to the Closing Date a duly executed certificate stating that MMLC II is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code.

8.3 Conditions to Obligations of MMLC II to Effect the Merger. The obligation of MMLC II to effect the Merger is also subject to the satisfaction or waiver by GSCR, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of GSCR. The representations and warranties of GSCR set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a) shall be deemed to have been satisfied even if any such representations and warranties of GSCR are not so true and correct, unless the failure of such representations and warranties of GSCR to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a GSCR Material Adverse Effect. MMLC II shall have received a certificate signed on behalf of GSCR by the Chief Executive Officer or the Chief Financial Officer of GSCR to the effect that the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of GSCR. GSCR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. MMLC II shall have received a certificate signed on behalf of GSCR by the Chief Executive Officer or the Chief Financial Officer of GSCR to such effect.

8.4 Frustration of Closing Conditions. None of GSCR nor MMLC II may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the MMLC II Requisite Vote has been obtained:

(a) by mutual consent of GSCR and MMLC II in a written instrument authorized by each of the GSCR Board (acting upon the recommendation of the GSCR Special Committee), and the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee);

(b) by either GSCR or MMLC II, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Merger) and such denial has become final and non-appealable, or any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order, or promulgated any other Law, permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) will not be available to any such party if such party’s breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, such final, non-appealable denial, Order or Law;

(ii) the Merger shall not have been consummated on or before March 24, 2026 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate the Merger prior to the Termination Date; or

(iii) if the MMLC II Stockholder Meeting is held, the stockholders of MMLC II shall have failed to approve the adoption of this Agreement by the MMLC II Requisite Vote at a duly held meeting of MMLC II’s stockholders or at any adjournment or postponement thereof at which the adoption of this Agreement has been voted upon; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) will not be available to any such party if such party’s breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, such failure;

(c) by MMLC II, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GSCR, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(f) in respect of GSCR or 8.3(a) or 8.3(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by MMLC II to GSCR (provided that MMLC II is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied); or

(ii) at any time prior to obtaining the MMLC II Requisite Vote, (A) MMLC II is not in material breach of any of the terms of this Agreement and (B) the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) authorizes MMLC II, subject to complying with the terms of this Agreement (including Section 7.5(b)), to enter into, and MMLC II enters into, a definitive Contract providing for a MMLC II Superior Proposal;

(d) by GSCR, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MMLC II, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(f) in respect of MMLC II or 8.2(a) or 8.2(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by GSCR to MMLC II (provided that GSCR is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied);

(ii) at any time prior to the time the MMLC II Requisite Vote is obtained, a MMLC II Adverse Recommendation Change and/or Takeover Approval shall have occurred; or

(iii) MMLC II breaches, in any material respect, its obligations under Section 7.4 or Section 7.5.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of termination of this Agreement by either MMLC II or GSCR as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of GSCR, MMLC II, any of their respective Affiliates, or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.6(b), this Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.3 Fees and Expenses. Except with respect to all filing and other fees in connection with any filing under the HSR Act, which, shall be borne equally by GSCR and MMLC II, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Any fees or expenses incurred by MMLC II in connection with the Merger, this Agreement and the Transactions, or allocated to MMLC II pursuant to this Section 9.3, and unpaid prior to the determination of the Closing MMLC II Net Asset Value, shall be a Transaction Expense treated as a reduction to the Closing MMLC II Net Asset Value for purposes of calculating the Merger Consideration.

9.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors (acting upon the recommendation of the MMLC II Special Committee or the GSCR Special Committee, as applicable), at any time before or after the MMLC II Requisite Vote has been obtained; provided, however, that after the MMLC II Requisite Vote has been obtained, there may not be, without further approval of such stockholders or members, as applicable, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.5 Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee), or the GSCR Board (acting upon the recommendation of the GSCR Special Committee), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Acceptable Confidentiality Agreement” means an agreement with MMLC II that is either (a) in effect as of the date of this Agreement; or (b) executed, delivered and effective after the date of this Agreement, in either case, (i) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to MMLC II to keep such information confidential (subject to customary exceptions), (ii) containing provisions that are not less restrictive in any material respect on MMLC II’s counterparty (and its Affiliates and Representatives) than those contained in the Confidentiality Agreement and (iii) that does not (A) prohibit MMLC II from providing any information to GSCR in accordance with, or otherwise complying with Section 7.4 and Section 7.5 or (B) provide for the reimbursement by MMLC II or its Consolidated Subsidiary of any of the counterparty’s costs or expenses.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person); provided, however, for purposes of this Agreement, none of GSCR or its Consolidated Subsidiaries shall be deemed to be Affiliates of MMLC II or its Consolidated Subsidiary prior to the Effective Time. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Book-Entry Shares” means shares of MMLC II Common Stock not represented by certificates and held in a record holder’s name on MMLC II’s transfer books.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement between GSCR and MMLC II, dated May 14, 2025.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

“Independent Director” means, with respect to GSCR or MMLC II, each director who is not an “interested person,” as defined in the Investment Company Act, of GSCR or MMLC II, as the case may be.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, MMLC II and its Consolidated Subsidiary, taken as whole, that was not known to, or reasonably foreseeable by, any member of the MMLC II Board, as of or prior to the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by MMLC II (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price of the MMLC II Common Stock; (c) any failure, in and of itself, by MMLC II to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (d) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto); and (e) general changes or developments in the industries in which MMLC II and its Consolidated Subsidiary operate, including general changes in Law after the date hereof across such industries; provided, however, that (A) the exceptions in clauses (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event and (B) the exceptions in clauses (d) and (e) shall not apply to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on MMLC II and its Consolidated Subsidiary, taken as a whole, relative to other participants of similar sizes engaged in the industries in which MMLC II conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“knowledge” means (i) for MMLC II, the actual knowledge of its executive officers and directors set forth in Section 10 of the MMLC II Disclosure Schedule, (ii) for GSCR, the actual knowledge of its executive officers and directors set forth in Section 10 of the GSCR Disclosure Schedule and (iii) for Adviser, the actual knowledge of its executive officers and directors set forth in Section 10 of the Adviser Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“MMLC II Administration Agreement” means the Administration Agreement between MMLC II and State Street Bank and Trust Company in effect as of the date of this Agreement.

“MMLC II Advisory Agreement” means the Investment Management Agreement, between MMLC II and Adviser in effect as of the date of this Agreement.

“MMLC II Material Adverse Effect” means, with respect to MMLC II, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiary, taken as a whole, other than (i) any Effect resulting from or attributable to (A) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (B) general changes or developments in the industries in which MMLC II and its Consolidated Subsidiary operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on MMLC II and its Consolidated Subsidiary, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (C) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (ii) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, as the case may be, or any decline in the price of shares of MMLC II Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a MMLC II Material Adverse Effect unless such underlying causes are excluded from the definition of MMLC II Material Adverse Effect) or (b) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the Transactions.

“MMLC II Per Share Cash Amount” means the quotient of (a) the Closing MMLC II Net Asset Value divided by (b) the number of shares of MMLC II Common Stock issued and outstanding as of immediately prior to the Merger.

“MMLC II Subscription Agreements” means the subscription agreements entered into prior to the date of this Agreement by and between MMLC II and investors providing for the private placement of MMLC II Common Stock pursuant to capital commitments from investors, true and complete copies of which have been delivered or made available to GSCR.

“MMLC II Superior Proposal” means a bona fide written Takeover Proposal that was not solicited by, or the result of any solicitation by, MMLC II or its Consolidated Subsidiary or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of MMLC II or more than 75% of the assets of MMLC II on a consolidated basis (a) on terms which the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) determines in good faith to be superior for the stockholders of MMLC II (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by GSCR in accordance with Section 7.5), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms, and (c) in respect of which any required financing has been determined in good faith by the MMLC II Board (acting upon the recommendation of the MMLC II Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of MMLC II and its Consolidated Subsidiary (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of MMLC II.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“GSCR Material Adverse Effect” means, with respect to GSCR, any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of GSCR to timely perform its material obligations under this Agreement or to consummate the Merger and the Transactions.

“Proxy Statement” means a proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be delivered to the MMLC II stockholders in connection with the MMLC II Stockholders Meeting.

“Previously Disclosed” means information (i) with respect to MMLC II, (A) set forth by MMLC II in the MMLC II Disclosure Schedule or (B) previously disclosed since the MMLC II Applicable Date in any MMLC II SEC Report, and (ii) with respect to GSCR, (A) set forth by GSCR in the GSCR Disclosure Schedule or (B) previously disclosed since the GSCR Applicable Date in any GSCR SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any MMLC II SEC Report or GSCR SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency.

“Securities Act” means the Securities Act of 1933.

“Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than GSCR or any of its Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving MMLC II or MMLC II’s Consolidated Subsidiary or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of MMLC II and MMLC II’s Consolidated Subsidiary, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, MMLC II or in MMLC II’s Consolidated Subsidiary, in each case other than the Merger and the Transactions.

“Takeover Statute” means (a) a state takeover statute or similar statute or regulation that applies to or purports to apply to the Transactions or (b) any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the MMLC II Charter or the MMLC II Bylaws.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to MMLC II’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transaction Expenses” means all severance costs, transaction fees (legal, accounting, banking), and other expenses incurred by GSCR or MMLC II or otherwise on behalf of each party in connection with the Merger. For the avoidance of doubt, MMLC II’s Transaction Expenses will be treated as a reduction to the Closing MMLC II Net Asset Value for purposes of calculating the Merger Consideration.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

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Adviser	1
Adviser Disclosure Schedule	66
Agreement	1
Alternative Agreement	41
Appraisal Shares	3
Bankruptcy and Equity Exception	8
BDC	1
Canceled Shares	3
Certificate of Merger	2
Chosen Courts	65
Closing	2
Closing Date	2
Closing MMLC II Net Asset Value	5
Consideration Fund	4
DE SOS	2
Determination Date	5
DGCL	2
Disclosure Schedule	66
DOJ	37
Effective Time	2
Employee Benefit Plans	17
Financial Advisor Opinion	21
FTC	36
GAAP	10
GSCR	1
GSCR Applicable Date	23
GSCR Balance Sheet	24
GSCR Board	1
GSCR Bylaws	22

GSCR Charter	22
GSCR Common Stock	3
GSCR Disclosure Schedule	66
GSCR SEC Reports	23
GSCR Special Committee	1
HSR Act	9
Indemnified Liabilities	39
Indemnified Parties	39
Indemnified Party	39
Intellectual Property Rights	20
IRS	15
Merger	1
Merger Consideration	2
MMLC II	1
MMLC II Adverse Recommendation Change	43
MMLC II Applicable Date	9
MMLC II Balance Sheet	11
MMLC II Board	1
MMLC II Board Recommendation	8
MMLC II Bylaws	6
MMLC II Capitalization Date	7
MMLC II Charter	6
MMLC II Disclosure Schedule	66
MMLC II Insurance Policy	19
MMLC II Intellectual Property Rights	20
MMLC II Intervening Event Notice Period	45
MMLC II Intervening Event Recommendation Change	45
MMLC II Material Contracts	18
MMLC II Requisite Vote	8
MMLC II SEC Reports	9
MMLC II Special Committee	1
MMLC II Stockholders Meeting	8
Notice of a MMLC II Superior Proposal	44
Paying Agent	4
PwC	10
Representatives	41
RIC	16
Rights	7
Sarbanes-Oxley Act	12
Section 262	3
Surviving Company	1
Takeover Approval	39
Termination Date	51
Transaction Related Claim	64
Voting Debt	7

ARTICLE XI

GENERAL PROVISIONS

11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.3 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, when sent (provided that no “error message” or other notification of non-delivery is generated), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, as shall be specified by like notice:

If to GSCR, to:
Goldman Sachs Private Credit Corp.
200 West Street
New York, New York 10282
Attention:	Curtis A. Tate and Stanley Matuszewski
Email:	***

with a copy, which will not constitute notice, to:

Dechert LLP
One International Place, 40th Floor
100 Oliver Street
Boston, MA 02110
Attention:	Thomas J. Friedmann, Esq.
Eric Siegel, Esq.
Email:	***

If to MMLC II, to:

Goldman Sachs Middle Market Lending Corp. II
200 West Street
New York, NY 10282
Attention: Curtis A. Tate and Stanley Matuszewski
Email:	***

with a copy, which will not constitute notice, to:

Eversheds Sutherland (US) LLP
700 6th St NW
Suite 700
Washington DC, 20001
Attention:	Cynthia M. Krus, Esq.
Dwaune L. Dupree, Esq.
Email:	***

If to Adviser, to:

Goldman Sachs Asset Management, L.P.
200 West Street
New York, NY 10282
Attention:	Curtis A. Tate and Stanley Matuszewski
Email:	***

with a copy, which will not constitute notice, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Brian Parness
Email:	***

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3 Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The terms “cash,” “dollars” and “$” mean United States dollars. Each reference to any Law, statute, regulation or other governmental rule shall be to such Law, statute, regulation or other governmental rule, respectfully, as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. References to days mean calendar days unless otherwise specified. All exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith, or the Transactions contemplated by this Agreement, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise) (each, a “Transaction Related Claim”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would require the application of the substantive Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. Each party hereto agrees that it will bring any Proceeding in respect of any Transaction Related Claim exclusively in Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal court within the State of Delaware or the Complex Commercial Litigation Division of the Superior Court of the State of Delaware located in New Castle County (the “Chosen Courts”), and, in connection with claims based upon, arising under or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.2. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7 Assignment; Third Party Beneficiaries. Except as otherwise specifically contemplated by the Merger, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.3, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of

Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9 Disclosure Schedule. Before entry into this Agreement, GSCR, MMLC II and Adviser each delivered to the other party a schedule (the “GSCR Disclosure Schedule”, the “MMLC II Disclosure Schedule” and the “Adviser Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a MMLC II Material Adverse Effect or a GSCR Material Adverse Effect, as applicable. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, GSCR, MMLC II and the Adviser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GSCR:

GOLDMAN SACHS PRIVATE CREDIT CORP.

By:	/s/ Alex Chi
Name: Alex Chi
Title: Co-Chief Executive Officer and Co-President

MMLC II:

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II

By:	/s/ David Miller
Name: David Miller
Title: Co-Chief Executive Officer and Co-President

[Signature Page to Agreement and Plan of Merger]

ADVISER:

GOLDMAN SACHS ASSET MANGEMENT, L.P.

By:	/s/ Alex Chi
Name: Alex Chi
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]